Exhibit 8

[Letterhead of Arent Fox LLP]

July 16, 2009

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, MD 20852

Gentlemen:

We have acted as counsel to Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of Maryland (the “Trust”), in connection with the Form S-3 registration statement (the “Registration Statement”) being filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (i) one or more series of the Trust’s debt securities, (ii) one or more series of the Trust’s preferred shares of beneficial interest, (iii) the Trust’s common shares of beneficial interest and/or (iv) warrants to purchase Common Shares.

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by the Trust dated July 16, 2009 (the “Certificate”). We have also assumed, with your approval, that the statements and representations made in the Certificate are true and correct and that the Certificate has been executed by an appropriate and authorized officer of the Trust.

Based upon our review of the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings, the Trust’s Declaration of Trust, the Certificate, the actual operations of the Trust to date and the proposed continuing method of operation of the Trust, as set forth, or incorporated by reference, in the Prospectus and assuming that the Trust will continue to operate in the manner in which it has to date, according to the policies and in the manner stated in its Declaration of Trust, the Certificate and as set forth, or incorporated by reference, in the Prospectus, we are of the opinion that (a) the Trust has qualified as a Real Estate Investment Trust for the years 2003-2007, (b) its present and contemplated method of operation will put it in a position to continue to qualify as a Real Estate Investment Trust for the fiscal year ended December 31, 2008 and the fiscal year ending December 31, 2009 and (c) the statements in the Registration Statement under the caption “Federal Income Tax Consequences,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

July 16, 2009

The Trust’s qualification as a Real Estate Investment Trust will depend upon the continuing satisfaction by the Trust of the requirements of the Code relating to qualification for Real Estate Investment Trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of share ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Trust actually has satisfied or will satisfy the various Real Estate Investment Trust qualification tests.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Federal Income Tax Consequences – Taxation of WRIT as a REIT” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ Arent Fox LLP